Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made August 7, 2020 (“Effective Date”), by and between Silvergate Bank, a California chartered commercial bank (the “Bank”), and Silvergate Capital Corporation, a Maryland corporation, (the “Parent”), and Kathleen E. Fraher (“Executive”).
NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:
1.     Engagement; Position and Duties.
(a)    Position and Duties. The Bank agrees to employ Executive in the position of Executive Vice President, Chief Operating Officer reporting to the Chief Executive Officer (CEO). Executive shall devote best efforts, skills and abilities, on a full-time basis, exclusively to the Bank’s business, performing the duties as directed and required by the CEO. The Bank retains the right to change the position title and reporting relationship from time to time, but such changes shall not otherwise alter the terms of this agreement, unless mutually agreed to by the Executive and the Bank. Executive covenants and agrees to faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors or the Bank (“Policies”).
(b)     Performance of Services for Related Companies. In addition to the performance of services for Bank, Executive shall, to the extent so required by Bank, also perform services for one or more members of a consolidated group of which Parent is a part (“Related Company”), provided that such services are consistent with the kind of services Executive performs or may be required to perform for Bank under this Agreement. If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company. The Policies will govern Executive’s employment by Bank and any Related Companies for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may be established from time to time by the board of directors of any Related Company for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by Bank.
(c)     No Conflicting Obligations. Executive represents and warrants to Bank that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit or hinder Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.
(d)     No Unauthorized Use of Third-Party Intellectual Property. Executive represents and warrants to Bank that Executive will not use or disclose, in connection with Executive’s employment by Bank or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person or entity has any right, title or interest, except to the extent that Bank or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Bank that Executive has returned all property and confidential information belonging to any prior employer.

2.     Compensation.
(a)     Base Salary. During the term of this Agreement, Bank shall pay to the Executive a salary of $345,010 annually. Executive’s salary shall be paid in equal bi-weekly installments, consistent with Bank’s regular salary payment practices. Executive’s salary may be increased from time-to-time by Bank, in Bank’s sole and absolute discretion, without affecting this Agreement. All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law. As an exempt employee, you will not be eligible for overtime.
(b)     Bonus. Executive will be eligible to participate in Silvergate Bank Discretionary Annual Cash Bonus Plan (the terms of the Plan which Executive agrees to be bound by), with an initial annual bonus target equal to 43% of Executive’s annual base salary.  For 2020, Executive’s annual bonus, if eligible, will be prorated based on the base salary earned.
Executive agrees that the Board of Directors and Bank are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by Bank.
(c)    Long-Term Incentive. Executive may (subject to Bank’s discretion) be granted an annual long-term incentive benefit, comprised of restricted stock and options, subject to the terms and progressive vesting contained in the 2018 Equity Compensation Plan. Bank retains full discretion over the type and terms of the long-term incentive benefit.
(d)     Expense Reimbursements. Bank or a Related Company shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to a primary workplace) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time. Bank’s business expense reimbursement protocol can be found in the Expense Administration Policy located on Bank’s intranet, SharePoint.
(e)     Benefit Plans. Bank will provide Executive a comprehensive package of health, dental, vision, life, and disability benefits. Executive’s eligibility for those benefits is effective on the first day of the month following Executive’s date of hire.
Eligibility in Bank’s 401(k) Plan commences on the first day of the quarter following Executive’s date of hire. Bank currently contributes a discretionary match on a quarterly basis of 50% of the first 5% of elective deferrals. Bank’s contribution level is subject to change at its sole discretion.
Bank has the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does not apply to Executive in a manner different than other Bank executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation. Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time.

(f)    Vacation; Sick Leave. Executive will be entitled to twenty-two (22) days of vacation per year, accrued at a rate of 6.77 hours per pay period. As well as, six (6) sick days per year, accrued at a rate of one hour per 30 hours worked per pay period up to a maximum of 48 hours per year. Bank recognizes all standard federal holidays. Executive is subject to all paid time off policies as noted in the Employee Handbook.
Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Bank and its Related Companies. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of Bank’s fiscal year shall govern the use of unused vacation days or sick leave days.
3.     Competitive Activities.
During the term of Executive’s employment, and for twelve (12) months thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by Bank or any Related Company. During the term of Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Bank or any Related Company. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Bank’s or a Related Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Bank or a Related Company. Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.
4.     Intellectual Property and Confidential Information.
Executive acknowledges the execution and delivery to Bank of the Confidentiality and Security Agreement (the “Confidentiality and Security Agreement”), attached hereto as Exhibit A.
5.     Termination of Employment.
Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by Bank (and the employment of Executive by any Related Company) with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, Bank and the Related Companies shall have no further obligation to Executive, by way of compensation or otherwise, as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and a Related Company.
(a)     Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with Bank at any time and for any reason, in the event of the termination of Executive’s employment by Bank for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive only the severance benefits set forth below, and Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.
(i)     Termination for Cause, Death, Disability, or Resignation. In the event of the termination of Executive’s employment by Bank for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Executive’s employment, and vacation or paid time off accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.
(ii)     Termination Without Cause. In the event of termination of Executive’s employment by Bank without Cause, Executive will be entitled to:
(A) the benefits set forth in paragraph (a)(i) of this Section;
(B) twelve (12) months of base salary which may be paid in a lump sum or, at the election of Bank, in installments consistent with the payment of Executive’s salary while employed by Bank, subject to such payroll deductions and withholdings as are required by law;
(C) payment in full of the prorated target Bonus due for the year in which Executive was terminated without Cause and any Bonus due for the previous completed performance period (if not previously paid), subject to such payroll deductions and withholdings as are required by law; and
(D) twelve (12) months of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment under a Bank employee health insurance plan subject to COBRA.
This paragraph (a)(ii), shall not apply to termination of Executive’s employment by a Related Company if Executive remains employed by Bank, or termination of Executive’s employment by Bank if Executive remains employed by a Related Company as long as there is no material diminution in Executive’s duties and responsibilities or base salary and other incentive opportunities.
(iii)     Change of Control. If Bank (or any successor in interest to Bank that has assumed Bank’s obligation under this Agreement) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following a Change of Control, Executive will be entitled to the benefits set forth in paragraph (a)(ii) of this Section. After the twelve (12) months period contemplated in this paragraph (a)(iii), the benefits of this paragraph (a)(iii) expire and the terms provided for in paragraphs (a)(i) and (a)(ii) of this Section will apply.
This paragraph (a)(iii) shall not apply to termination of Executive’s employment by a Related Company if Executive remains employed by Bank or a successor in interest, or termination of Executive’s employment by Bank or a successor in interest if Executive remains employed by a Related Company.

(b)     Release. Bank’s obligation to make such payments under paragraphs (a)(ii) and (a)(iii) of this Section and provide any other such benefits contemplated herein shall be contingent upon:
(i)     Executive’s execution of a release in a form reasonably acceptable to the Bank (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following Executive’s termination of employment. The Release will not waive any of Executive’s rights, or obligations of Bank or its successor in interest and the Related Companies, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses Executive may have pursuant to Bank’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Bank, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Bank; (5) any rights Executive may have as an existing shareholder of the Bank; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between Executive and Bank will prohibit or prevent Executive from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Bank. If the Release has been signed and any applicable revocation period has expired prior to the 30th day following Executive’s termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day following Executive’s termination of employment occurs in the calendar year following the year of Executive’s termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year; and
(ii)     Executive’s tendering a written resignation as a director, if serving as a director of Bank or any Related Company, as provided in Section 7.
(c)     Section 280G of the Code.
(i)     Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Bank to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 5(c) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either:
(A)     delivered in full pursuant to the terms of this Agreement, or

(B)     delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 5(b).
(ii)     The determination of whether Section 5(c)(i)(A) or Section 5(c)(i)(B) shall be given effect shall be made by the Bank on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.
(iii)    If Section 5(c)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.
(iv)     Unless the Bank and Executive otherwise agree in writing, any determination required under this Section 5(c) shall be made by the Bank’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Bank and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 5(c). The Bank shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 5(c).
(d)     Definitions. For purposes of this Section, the following definitions shall apply:
(i)      “Cause” shall mean a termination of Executive’s employment based upon a finding by the Bank or its successor, acting in good faith and based on its reasonable belief at the time, that Executive (a) has refused to perform the explicitly stated or reasonably assigned, lawful, and material duties required by Executive’s position (other than by reason of a disability or analogous condition); (b) has committed or engaged in a material act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) has breached a material fiduciary duty, or willfully and materially violated any other duty, law, rule, or regulation that relates to the performance of Executive’s duties to the Bank or Policies of the Bank or its successor; (d) has been convicted of, or pled guilty or nolo contendere to, misdemeanor involving moral turpitude or a felony; (e) has willfully and materially breached any of the provisions of any agreement with the Bank or its successor which causes material injury to the Bank; (f) has willfully engaged in unfair competition with, or otherwise acted intentionally in a manner materially injurious to the reputation, business or assets of, the Bank or its successor; (g) has willfully and materially breached the Parent’s Code of Business Conduct and Ethics; or (h) has improperly induced a vendor or customer to break or terminate any material contract with the Bank or its successor or induced a principal for whom the Bank or its successor acts as agent to terminate such agency relationship.
(ii)     “Change of Control” shall mean (i) any consolidation or merger of the Bank with or into any other corporation or other entity or person in which the stockholders of the Bank prior to such consolidation or merger own, directly or indirectly, less than fifty percent (50%) of the continuing or surviving entity’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Bank; or (ii) a sale or other disposition of all or substantially all of the stock or assets of the Bank.
(iii)     “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.
(iv)     “Good Reason” shall mean the occurrence of any of the following events or circumstances without Executive’s written consent: (i) a diminution in Executive’s base salary; (ii) a material diminution in Executive’s authority, duties or responsibility; (iii) a change in the principal geographic location at which Executive performs services of over 50 miles; (iv) any requirement that Executive engage in any illegal conduct; (v) a material breach by the Bank of this Agreement or any other material written agreement between Executive and the Bank; or (vi) Executive’s primary role being moved to a Related Company, unless Executive reasonably agrees to the move of the primary role, which agreement shall not be unreasonably withheld.
(v)     “Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.
(vi)     “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6.     Turnover of Property and Documents on Termination.
Executive agrees that on or before termination of Executive’s employment, Executive will return to Bank, and all Related Companies, all equipment and other property belonging to Bank and the Related Companies, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing confidential information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control, Bank’s: (a) financial information, (b) personnel data, (c) customer/client data, (d) observation, data, written material, records, documents, computer programs, software, firmware, inventions, developments, designs, promotional ideas, pricing, potential customers/client, (e) customer/client preferences, marketing information or strategies, practices, processes, techniques, (f) trade secret, products, or any research related to or arising out of the actual or anticipated research, development, products, organization, business or finances of Bank and any Related

Companies; (g) any and all intellectual property developed by Executive during the course of employment; and (h) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement executed by the Executive, the Confidentiality and IP Agreement provisions control.
7.     Resignation as a Director on Termination of Employment.
If Executive’s employment by Bank is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by Bank with or without Cause, and if Executive is then a member of the Board of Directors of Bank or any Related Company, Executive shall before or on the day of such termination of employment resign from the Board of Directors of Bank and from the board of directors of each and every Related Company, by delivering to Bank (and each Related Company, as applicable) a letter or other written communication addressed to the Board of Directors of Bank (and each Related Company, as applicable) stating that Executive is resigning from the Board of Directors of Bank (and each Related Company, as applicable) effective immediately. A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.
8.     Arbitration.
Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between Bank or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be submitted to binding arbitration in accordance with the then current Judicial Arbitration and Mediation Service (JAMS) Employment Arbitration Rules & Procedures (which can be found at: https://www.jamsadr.com/rules-employment-arbitration/english) (the “Rules”).
Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Bank and Executive. The location of the arbitration shall be San Diego, California. Unless Bank or a Related Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). Bank, or a Related Company, if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. Bank and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Bank or any Related Company and Executive are entitled to meaningful discovery of essential documents and witnesses as determined by the arbitrator in accordance with the Rules.
All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Federal Arbitration Act, 9 U.S.C. Sec I, et seq., and the laws of the State of California, without giving effect to any conflict of law.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.
9.     Severability.
In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.
10.     Agreement Read and Understood.
Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.
11.     Complete Agreement; Modification.
This Agreement is the complete agreement between Executive and Bank on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Bank or any Related Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Bank and Executive.
12.     Governing Law.
This Agreement shall be construed and enforced according to the laws of the State of California.
13.     Assignability.
This Agreement, and the rights and obligations of Executive and Bank under this Agreement, may not be assigned by Executive. Bank may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Bank’s obligations under this Agreement.
14.     Survival.
This Section 14 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive’s employment.
15.     Notices.
Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

[SIGNATURES TO THE EXECUTIVE EMPLOYMENT AGREEMENT ARE FOUND ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
EXECUTIVE: KATHLEEN E. FRAHER

/s/ Kathleen E. Fraher
Name: Kathleen E. Fraher

BANK: SILVERGATE BANK

By: /s/ Alan J. Lane
Alan J. Lane Its: Chief Executive Officer

PARENT: SILVERGATE CAPITAL CORPORATION

By: /s/ Alan J. Lane
Alan J. Lane
Its: Chief Executive Officer

Exhibit A
Confidential and Security Agreement

                Confidentiality and Security Agreement

Silvergate Bank (the “Bank”) regards the security and confidentiality of data and information to be of utmost importance. Further, it is the intent of this Agreement to ensure that confidential information, in any format, is not divulged outside of the Bank without explicit approval to do so by the Board of Directors, senior management, or the Chief Information Security Officer of the Bank. The Bank requires all users of data and information to follow the procedures outlined herein.

Policy of Confidentiality of Data
Each individual granted access to data (customer and proprietary corporate data) and hardcopy information holds a position of trust and must preserve the security and confidentiality of the information he/she uses. Users of Bank data and information are required to abide by all applicable federal and State guidelines, regulations and laws, and Bank policies regarding the confidentiality of data, including but not limited to the Gramm-Leach- Bliley Act (GLBA), Regulation P, California SB-1, and the Health Insurance Portability and Accountability Act (HIPAA). All users of Bank data and information must read and understand how the Bank policies regarding the privacy and security of customer and Bank data apply to their respective job functions. All users with access to our core Bank system or other Bank computer systems acknowledge that they have read and agree to abide by the Bank’s Acceptable Use Policy.
Any individual with authorized access to the Bank’s computer information system, records, or files, is given access to use the Bank’s data or files solely for the business of the Bank and must not divulge this information outside of the Bank or to other Bank employees/interns unless a valid business purpose exists.
Specifically, with respect to Bank records or information, individuals must:
•Access data solely in order to perform his/her job responsibilities;
•Not seek personal benefit or permit others to benefit personally from any data that has come to them through their work assignments;
•Not make or permit unauthorized use of any information in the Bank’s information systems or records;
•Not enter, change, delete, or add data to any information system or files outside the scope of their job responsibilities, that is in conflict with a Bank policy, or has malicious, fraudulent, or negligent intent;
•Not include or cause to be included in any record or report a false, inaccurate, or misleading entry known to the user as such;
•Not alter or delete or cause to be altered or deleted from any records, report or information system, a true and correct entry;
•Not release Bank data other than what is required for the completion of job responsibilities;
•Not exhibit or divulge the contents of any record, file, or information system to any person unless it is necessary for the completion of their job responsibilities.
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It is the individual’s responsibility to report immediately to his/her supervisor and/or to the Bank’s Chief Information Security Officer any violation of this Agreement or any other action that violates customer confidentiality or the confidentiality of Bank data.

Security Measures and Procedures
All users of Bank information systems are supplied with an individual user account to access the data necessary for the completion of their job responsibilities. Users of the Bank’s information systems are required to follow the procedures below:
•All transactions processed by a user ID and password are the responsibility of the person to whom the user ID was assigned. The user ID and password must remain confidential and must not be shared with anyone.
◦Using someone else’s password is a violation of policy, no matter how it was obtained.
◦To reduce the risk of passwords being shared, passwords are not to be posted on or near workstations.
◦It is each individual’s responsibility to change their password immediately if there is a belief that someone else has or could have obtained it.
◦Passwords must be changed periodically and/or if there is reason to believe they have been compromised or revealed inadvertently.
•Access to any customer or employee/intern information (in any format) is to be determined based on specific job requirements. Users are prohibited from viewing or accessing additional information (in any format) unless authorized to do so. Any access obtained without authorization is considered unauthorized access. Users may not divulge customer or employee/intern information to any third party without specific approval from senior management or the Chief Information Security Officer.
•To prevent unauthorized access, users must log off of all applications that are sensitive in nature, such as customer/employee/intern personal information, when leaving their workstation. Users agree to log off or secure their workstations during any period of absence.
•Temporary employees and interns should not have access to Bank systems, by default. Written approval from senior management and the Chief Information Officer is required if it is determined that access is required.
•Users agree to properly secure and dispose of any outputs or files created or used in the course of their job functions in a manner that fully protects the confidentiality of the records.
•Customer and employee/intern data must be secured during any absence from a user’s workstation.

By my signature below, I agree to and understand the contents of this Confidentiality and Security Agreement. I understand that, if granted access to process transactions via our core Bank System or other Bank information systems, any information I enter or change is effective immediately. Accordingly, I understand I am responsible for any entries made using my user ID. I agree not to share or divulge my user ID or PIN/password to any other individuals.
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I understand that my access to Bank data and information systems is for the sole purpose of carrying out my job responsibilities, and confidential information is not to be divulged outside of the Bank, except as stated herein. Breach of confidentiality, including aiding, abetting, or acting in conspiracy with any other person to violate any part of this Agreement, or any laws and regulations including, but not limited to, GLBA, California SB-1, HIPAA, and Regulation P, may result in disciplinary action, up to and including termination.

Kathleen Fraher              /s/ Kathleen Fraher          August 7, 2020
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